EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of November 20, 2000 (the "Effective Date"), by and between CHECKERS DRIVE-IN RESTAURANTS, INC., a Florida corporation ("Checkers"), and Daniel Dorsch, an individual (the "Executive"). Checkers is sometimes referred to herein singularly as the "Company".

                             BACKGROUND INFORMATION

The Company and the Executive previously entered into that certain Employment Agreement effective as of December 14, 1999 (the "1999 Agreement "). The Executive and the Company wish to terminate the 1999 Agreement and enter into a new agreement upon the terms set forth herein Accordingly, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                              OPERATIVE PROVISIONS

         1. TERMINATION OF 1999 AGREEMENT. The Executive and the Company hereby terminate the 1999 Agreement pursuant to Section 4.2 thereof, effective on the Effective Date; provided however that, as of the Effective Date, the Company shall have no further payment obligations to the Executive with respect to the 1999 Agreement, except that upon execution of this Agreement the Company shall pay the Executive an incentive bonus equal to thirty-five percent (35%) of the Executive's $200,000 base salary, or $70,000, pursuant to Section 3.2(a) of the 1999 Agreement.

         2. EMPLOYMENT AND DUTIES. Subject to the terms and conditions of this Agreement, the Company employs the Executive to serve in an executive and managerial capacity as the Chief Executive Officer, and the Executive accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid position, as directed by the Board of Directors of the Company or as set forth in the Articles of Incorporation and/or the Bylaws of the Company; for all locations in which the Company has offices or stores. In addition, the Board of Directors of the Company, or any appropriate committee of such Board, shall recommend to the shareholders of the Company that the Executive be elected to serve as a director on the Board of the Company for each year during the Term (as defined below). The Executive agrees to devote his full time efforts to his employment duties at Checkers.

         3. TERM. The term of employment under this Agreement shall be for a period of three (3) years (the "Term") commencing on the Effective Date, subject to termination pursuant to Section 5, below. The Term may be extended at the Company's option for two additional one (1) year periods, and the Company shall provide written notice of renewal or non-renewal within ninety (90) days of the expiration of the Term, either initial or as extended.




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         4.       COMPENSATION.

                  4.1 ANNUAL SALARY. During the first year of the Term, the Company shall pay the Executive an aggregate minimum base annual salary, before deducting all applicable withholdings, of Four Hundred Forty Thousand Dollars ($440,000) (the "Base Salary"), payable at the times and in the manner dictated by the Company's standard payroll policies. In each successive year of the Term, the Base Salary shall be increased by five percent (5%) over the prior year's Base Salary.

                  4.2 OTHER COMPENSATION AND BENEFITS. During the Term, as additional compensation, the Executive shall be entitled to participate in and receive the following:

                           (a)      INCENTIVE BONUS. The Executive shall be
entitled to participate in the Company's Incentive Bonus Plan, pursuant to which the Executive shall be entitled to earn a bonus of 50% of his Base Salary, the award of which is to be determined by the compensation committee of the Company's Board of Directors (the "Incentive Bonus"), payable fifty percent (50%) in cash and fifty percent (50%) in Checkers Common Stock, the value of which stock shall be determined by utilizing an average of the Closing Price of Checkers Common Stock publicly traded on NASDAQ, as stated in the Wall Street Journal, during the ten (10) business days prior to the payment date. The Incentive Bonus will be based on the Executive's achievement of certain performance criteria determined in good faith by the Company's Boards of Directors. The Incentive Bonus if any, shall be pro-rated for any partial employment period. Any Incentive Bonus due for a given year of the Term shall be paid no later than April 15th of the following year.

                           (b)      BENEFITS. The Executive shall be entitled to
choose to participate in and receive all benefits under the Checker's employee benefit plans or programs (including, without limitation, medical, dental, disability, and group life) any retirement savings plans or programs (including, without limitation, employee stock purchase plans), and such other prerequisites of offices as Checkers may, from time to time and in its sole discretion, make available generally to employees of similar rank as Executive, subject to such eligibility provisions as may be in effect from time to time.

                           (c)      STOCK OPTIONS. (i) Checkers hereby grants to
the Executive options to purchase 400,000 shares of Checkers Common Stock, in accordance with and pursuant to the terms of the Checkers Stock Option Plan. The exercise price shall be $5.00 per share for the first 200,000 shares purchased and $6.00 per share for any additional shares purchased, up to 200,000. The above described options shall all be vested three (3) years from the Effective Date. (ii) The Executive shall exercise the 100,000 stock options granted to him on December 14, 1999 at the exercise price of $1.28 per share within thirty (30) days of the Effective Date. The Company shall make a loan to the Executive in the amount of $100,000 in connection with the exercise of such options. Such loan shall be payable by the Executive in three (3) equal principal installments; the first installment shall be payable on January 1, 2002; the second installment shall be payable on January 1, 2003; and the final installment shall be payable on January 1, 2004. Interest shall accrue on any unpaid principal obligation at the rate of five percent (5%) per annum and shall be payable at




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maturity, January 1, 2004. If this Agreement is terminated without cause or by reason of the Executive's disability or death, the stock options granted herein shall be vested immediately, and the Executive or the legal representatives or designated beneficiary, as appropriate, shall have two years from the date of termination to exercise such options. If the Executive terminates this Agreement or this Agreement is terminated for cause, all stock options not vested as of the date of termination shall be forfeited.

         4.3 VACATION. The Executive will be entitled to paid vacation time in accordance with the Company's personnel policies and procedures made available to the Company's executive employees of similar rank, as the same may change from time to time, or as otherwise determined by the Board of Directors of the Company. In addition, the Executive shall be entitled to such holidays consistent with the Company's standard policies or as the Company's Board of Directors may approve.

         4.4 EXPENSE REIMBURSEMENT. In addition to the compensation and benefits provided herein, the Company shall, upon receipt and approval of appropriate documentation, reimburse the Executive each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses. The arrangement set forth in this Section 4.4 is intended to constitute an accountable plan within the meaning of Section 162 of the Internal Revenue Code, as amended (the "Code") and the accompanying regulations, and the Executive agrees to comply with all reasonable guidelines established by the Company from time to time to meet the requirements of Section 162 of the Code and the accompanying regulations.

         5.       TERMINATION.

                  5.1 FOR CAUSE. Notwithstanding any other provisions of the contrary contained herein, the Company may terminate this Agreement immediately for cause upon written notice to the Executive, in which event the Company shall be obligated to pay the Executive that portion of the Base Salary and the Incentive Bonus, if any, due him through the date of termination. For purposes of this Agreement, "cause" shall mean: (a) material default or other material breach by the Executive of the Executive's obligations hereunder; (b) the willful and habitual failure by the Executive to perform the duties that the Executive is required to perform under this Agreement or the Company's corporate policies, provided such corporate policies have previously been delivered to the Executive; or (c) misconduct, dishonesty, insubordination, or other act by the Executive that in any way has a direct, substantial and adverse effect on either Company's reputation or its respective relationships with its customers or employees, including, without limitation, (i) use of alcohol or illegal drugs such as to interfere with the Executive's obligations hereunder, (ii) conviction of a felony or of any crime involving moral turpitude or theft, and (iii) material failure by the Executive to comply with applicable laws or governmental regulations pertaining to the Executive's employment hereunder.

                  5.2 WITHOUT CAUSE. Notwithstanding any other provisions to the contrary contained herein, the Company, on the one hand, and the Executive, on the other hand, may terminate this Agreement without cause by giving ninety (90) days written notice to the other. If the Company




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terminates this Agreement under this Section 5.2, it shall continue to pay the
Executive through the balance of the unexpired term. The amount payable to the Executive hereunder shall be paid to the Executive in lump sum or as otherwise directed by the Executive. If the Executive terminates this Agreement under this
Section 5.2, the Executive agrees that he will also terminate his position as a director of the company and the Company shall only be obligated to pay to the Executive the Base Salary due him through the date of termination.

                  5.3 DISABILITY. Notwithstanding any other provisions to the contrary contained herein, if the Executive fails to perform his duties hereunder on account of illness or other incapacity for a period of six (6) consecutive months, the Company shall have the right upon written notice to the Executive to terminate this Agreement, without further obligation, by paying the Executive an amount equal to his annual Base Salary then in effect, in a lump sum or as otherwise directed by the Executive.

                  5.4 DEATH. Notwithstanding any other provisions to the contrary contained herein, if the Executive dies during the Term of this Agreement, this Agreement shall terminate immediately, and the Executive's legal representatives or designated beneficiary shall be entitled to receive the Base Salary accrued to the date of the Executive's death, in addition to a bonus based upon a percentage of such accrued Base Salary as determined by the compensation committee of the Company's Board of Directors, payable in a lump sum or as otherwise directed by the Executive's legal representatives or designated beneficiary, whichever the case may be.

                  5.5 TERMINATION BY THE COMPANY FOLLOWING CHANGE OF CONTROL. In the event of a Change of Control (as defined below) of the Company, the Company shall require any Successor (as defined below) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if the Change of Control had not occurred. Notwithstanding the assumption of this Agreement by the Successor, and its agreement to perform the duties and obligations of the Company hereunder, the Company shall remain jointly liable with the Successor with respect to any breach of such duties and obligations. As used herein, a "Change of Control" of the Company shall mean the acquisition by a "Successor," whether directly or indirectly, by purchase, merger, consolidation or otherwise, of all or substantially all of the common stock, business and/or assets of such Company; provided, however, that a Change of Control shall not be deemed to have occurred as a result of an increased ownership interest of the Company by Carl Karcher Enterprises, Inc. or Fidelity National Financial, Inc., or any of their respective affiliates, or a transfer of any such ownership interests by any such entity to any of its affiliates.

                  5.6 EFFECT OF TERMINATION. Termination for any cause shall not constitute a waiver of the Company's rights under this Agreement as specified in Section 7 nor a release of the Executive from any obligation hereunder except his obligation to perform his day-to-day duties as an Executive.




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         6.       NON-DELEGATION OF EXECUTIVE'S RIGHTS. The obligations, rights and benefits of the Executive hereunder are personal and may not be assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

         7.       COVENANTS OF EXECUTIVE.

                  7.1 CONFIDENTIALITY. The Executive acknowledges that in his capacity as an Executive of the Company he will occupy a position of trust and confidence, and he further acknowledges that he will have access to and learn substantial information about the Company and its respective operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, such Company's financial position and financing arrangements. The Executive agrees that all such information is proprietary or confidential or constitutes trade secrets and is the sole property of the Company. Accordingly, during the Executive's employment by the Company and for a period of two (2) years thereafter, the Executive will keep confidential, and will not without the Company's permission reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company's methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence, or records, or any other documents used or owned by the Company, nor will the Executive advise, discuss with or in any way assist any other person or firm in obtaining or learning about any of the items described in this section, either alone or with others, outside the scope of his duties and responsibilities with the Company unless otherwise required by law or court ordered subpoena.

                  7.2 COMPETITIVE ACTIVITIES DURING EMPLOYMENT. The Executive agrees that during his employment by the Company, he will devote substantially all his business time and effort to and give undivided loyalty to the Company. The Executive will not, during his employment by the Company, engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company, nor solicit, or in any other manner work for or assist any business which is competitive with the Company. During his employment by the Company, the Executive will undertake no planning for or organization of any business activity competitive with the work he performs as an executive of the Company, and the Executive will not, during his employment by the Company, combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

                  7.3 REMEDY FOR BREACH. The Executive acknowledges that the Company will be irrevocably damaged if all of the provisions of this Section 7 are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purpose of restraining the Executive from any actual or threatened breach of this Section 7 The Executive's obligations under this
Section 7 shall survive the Executive's termination of employment with the Company for the periods of time specified in this Section 7.




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         8.       RETURN OF DOCUMENTS. UPON TERMINATION OF THIS Agreement, the
         Executive shall return immediately to the Company all records and documents of or pertaining to the Company and shall not make or retain any copy or extract of any such record or document.

         9. IMPROVEMENTS AND INVENTIONS. Any and all improvements or inventions which the Executive may conceive, make or participate in during the period of his employment shall be the sole and exclusive property of the Company. The Executive will, whenever requested by the Company during the period of his employment, execute and deliver any and all documents which the Company shall deem appropriate in order to apply for and obtain patents for improvements or inventions or in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents or applications.

         10.      MISCELLANEOUS.

                  10.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties with respect to the Executive's employment with the Company and supersedes any and all prior or contemporaneous agreements or understandings, whether oral or written, relating to the such employment. This Agreement may be amended, modified, supplemented, or changed only by a written document signed by all parties to this Agreement.

                  10.2 DISPUTES AND GRIEVANCES. The Executive agrees that the exclusive forum for any dispute or grievance arising from or relating to this Agreement or the Executive's employment at the Company, shall be governed by the Company's "Fast Track Resolution Program", a copy of which will be made available to the Executive.

                  10.3 NOTICES. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States certified mail, postage prepaid, with return receipt requested, to the parties at their respective addresses set forth below:

                  To Checkers:

                          Checkers Drive-In Restaurants, Inc.
                          14255 49th Street North, Building 1
                          Clearwater, Florida 33762
                          Attn: William P. Foley, II

                  To Executive:

                          Daniel J. Dorsch
                          15310 Amberly Drive
                          Suite 320
                          Tampa, FL 33647




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         10.4     WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         10.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted assigns. Neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by either party, except that if there is a Change of Control of the Company and the Successor assumes, either expressly or by operation of law, such Company's obligations under this Agreement, then the Company shall assign its rights and obligations hereunder to such Successor subject to the terms of Section 5.5 of this Agreement. Any assignment or transfer in violation of this Section 10.5 shall be void.

         10.6 CAPTIONS AND HEADINGS. The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

         IN WITNESS WHEREOF the parties have executed this Employment Agreement as of the date set forth above.

                                      CHECKERS:

                                      CHECKERS DRIVE-IN RESTAURANTS,
                                      INC., a Florida Corporation

                                      By:
                                          -------------------------------
                                      Its:
                                          -------------------------------

                                      EXECUTIVE:

                                      /s/ DANIEL J. DORSCH
                                      -----------------------------------
                                      Daniel J. Dorsch









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